Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
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                                                                        Year Ended December 31,
                                                                        -----------------------
                                                           2002          2001        2000         1999         1998
                                                           ----          ----        ----         ----         ----
                                                                                 (In thousands)
Income (loss) before income taxes and minority
   interest .........................................   $  13,277    $ (43,137)   $ (45,819)   $   3,339    $ (26,265)
Plus fixed charges:
   Interest expense, net ............................      81,784       98,440      101,693       87,474       68,008
   Capitalized interest .............................       1,525        2,570        4,182        3,727        2,639
   Portion of rent expense representative of
     interest expense................................       7,635        7,388        6,620        5,201        3,542
Plus loss (income) from equity investees ............          --          246          (63)        (231)        (274)
Plus amortization of capitalized interest ...........       1,306        1,236          935          672          522
Less capitalized interest ...........................      (1,525)      (2,570)      (4,182)      (3,727)      (2,639)
                                                        ---------    ---------    ---------    ---------    ---------
Adjusted earnings ...................................     104,002       64,173       63,366       96,455       45,533
Fixed charges .......................................   $  90,944    $ 108,398    $ 112,495    $  96,402    $  74,189
Ratio of earnings to fixed charges ..................         1.1           --           --          1.0           --
Deficiency of earnings to cover fixed charges .......                $  44,225    $  49,129                 $  28,656

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